UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 24, 2006

Earth Biofuels, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-110249	71-0915825
(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Knox Street, Suite 403

Dallas, TX  75205

 (Address of Principal Executive Offices and  Zip Code)

(214) 389-9800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02   Unregistered Sales of Equity Securities.

On July 24, 2006, Earth Biofuels, Inc. (the “Company”) entered into securities purchase agreement (“Agreement”), pursuant to which the Company sold $52.5 million senior convertible notes that are due in 2011 to several institutional and accredited investors in a private placement exempt from registration under the Securities Act of 1933.

The notes initially carry an 8% coupon, payable quarterly, and are convertible into shares of common stock at $2.90 per share which represents a premium to the 10-day volume weighted average price. In 2007, the coupon may decline to 6% upon the Company achieving certain financial milestones. The notes will begin to amortize in equal, quarterly payments beginning in 2007. The Company also issued warrants to purchase 9,051,725 shares of common stock at $2.90 per share that expire in July 2011.

The Company expects to use the proceeds from the sale for the repayment of its 8% senior convertible notes that were previously issued, for its program of building and acquiring interests in biodiesel and ethanol production facilities, and for other general corporate purposes.

The sale of restricted shares of common stock to accredited investors was made in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

Contemporaneously with the execution and delivery of the Agreement, the Company executed and delivered Registration Rights Agreements, pursuant to which the Company has agreed to provide certain registration rights with respect to the restricted shares of common stock, under the Securities Act and applicable state securities laws.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Exhibit 4.1	Securities Purchase Agreement dated as of July 24, 2006 among the Company and the investors listed on the schedule thereto.

Exhibit 4.2	Registration Rights Agreement dated as of July 24, 2006 among the Company and the investors listed on the schedule thereto.

Exhibit 4.3	Notes dated as of July 24, 2006 among the Company and the investors listed on the schedule thereto.

Exhibit 4.4	Warrant Agreements dated as of July 24, 2006 among the Company and the investors listed on the schedule thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Earth Biofuels , Inc.
(Registrant)

Date:	July 24, 2006	By:	/s/ Dennis McLaughlin
Dennis McLaughlin,
CEO